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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


         AGREEMENT, effective this 1st day of October, 1996 by and between Nabors Industries, Inc., a Delaware Company (together with its successors and assigns permitted under this Agreement, the "Company"), and Eugene M. Isenberg (the "Executive").

                              W I T N E S S E T H

         WHEREAS, Company and Executive entered into a certain employment agreement, last amended October 1, 1994 (the "Amended Employment Agreement"); and

         WHEREAS, Company and Executive desire to amend and restate the Amended Employment Agreement to extend the term of employment so as to make available to the Company the Executive's unique and special skills, and to reward the Executive for his leadership of the Company as demonstrated by the Company's growth and success.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

         1.  Definitions.

             (a) "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control, with the person or other entity specified. Fifty percent of the Voting Stock or fifty percent of the equity ownership shall conclusively establish control.

             (b) "Annual Cash Bonus" shall mean the amount calculated as set forth in Section 5(a).

             (c) "Auditors" shall mean an independent nationally recognized accounting firm jointly selected by Executive and the Company. The Auditors shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company or any Affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditors, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select a single accounting firm to serve as the Auditors.

             (d) "Average Stockholder's Equity" for any fiscal year shall be defined as the average of the stockholders' equity on a consolidated basis of the Company and its Affiliates (including all Affiliates of any successor-in-interest to the Company in the event of a merger or consolidation of the Company with another entity or a Change in Control) for each of the thirteen (13) month ends, commencing with the month ending on the September
30th of the fiscal year prior to the fiscal year in question and ending with the month ending on the
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September 30th of the fiscal year in question, as determined in accordance with generally accepted accounting principles.

             (e) "Base Salary" shall mean the salary provided for in Section 4 below or any increased salary granted to the Executive pursuant to Section 4.

             (f)   "Board" shall mean the Board of Directors of the Company.

             (g) "Cash Flow" shall mean income or loss of the Company and its Affiliates (including all Affiliates of any successor-in-interest to Company in the event of a merger or consolidation of Company with another entity or a Change in Control) on a consolidated basis determined in accordance with generally accepted accounting principles before income taxes, plus each of the following: depreciation, any non-cash amortization, deferred interest, any asset write- downs and shall be adjusted for any non-cash charges or credits which have been used in the calculation of net income. Equitable adjustments shall be made to reflect properly the timing of transactions that take place at or near the end of any fiscal year to assure that the cash flow resulting therefrom is properly reflected in that appropriate fiscal year.

             (h) "Cause" shall mean the Executive is convicted of a felony involving moral turpitude, which conviction has become final and non-appealable.

             (i) A "Change in Control" shall mean the occurrence of any one of the following events:

                   (i) any "person," as such term is used in Sections 3(a)(9), 13(d) and 14d(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under the Exchange Act, of 20% or more of the Voting Stock of the Company;

                   (ii) the Board of Directors or the shareholders of Company adopt any plan or proposal which would result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the assets of the Company;;

                   (iii) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company);

                   (iv) the Company or a direct or indirect subsidiary of the Company combines with another company (regardless of which entity is the surviving one) or the Company or a direct or indirect subsidiary of the Company acquires stock or assets in a corporate transaction, but, in any of the preceding circumstances, immediately after the transaction, the shareholders of the Company immediately





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         prior to the combination hold, directly or indirectly, 66-2/3% or less of the Voting Stock of the resulting company;

                   (v) a recapitalization of the Company occurs which results in either a decrease by 33% or more in the aggregate percentage ownership of Voting Securities held by Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) or an increase in the aggregate percentage ownership of Voting Securities held by non-Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) to greater than 50%. For purposes of this subsection, the term "Independent Shareholder" shall mean any shareholder of the Company except any executive officers or directors(s) of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof;

                   (vi) a change in the composition of the Board such that the "Continuing Directors" cease for any reason to constitute at least a seventy percent (70%) majority of the Board. The "Continuing Directors" shall mean those members of the Board who either: (x) were directors at the Effective Date of this Agreement; or (y) were elected by, or on the nomination or recommendation of, at least a three-quarters (3/4) majority (consisting of at least four directors) of the then existing Board; or

                   (vii) at any time an individual is elected to the Board who was not nominated by the Board to stand for election;

                   (viii) an event that would be required to be reported in response to Item 1 of Form 8-K, Current Report pursuant to Section 13 or 15(d) of the Exchange Act whether or not (i) such event is so reported on such Form or (ii) the Company is then subject to such reporting requirement.

             (j) "Change in Control Price" shall mean the higher of (x) the highest reported sales price of a share of Common Stock in any transaction reported on the principal exchange on which such shares are listed during the 60 business day period prior to the Change in Control, or (y) the highest price to be paid per share of common stock in any transaction or series of transactions pursuant to which a Change in Control is effectuated. To the extent that the consideration paid in any transaction described in (y) consists of all or in part of securities or other non-cash consideration, the value of such securities or non-cash consideration shall be determined by a mutually agreed upon investment bank, or if no such investment bank can be agreed upon, each party will choose an investment bank and the two investment banks chosen shall select the investment bank.

             (k) "Code" or "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, final regulations thereunder and any subsequent Internal Revenue Code.





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             (l)   "Constructive Termination Without Cause" shall mean
termination of the Executive's employment at his election as provided in
Section 12 below following the occurrence, without the Executive's written consent, of one or more of the following events:

                   (i) a reduction in the Executive's then current Base Salary or the termination or material reduction of any Executive benefit or perquisite enjoyed by him;

                   (ii) the failure to elect or reelect the Executive to any of the positions described in Section 3 below or the removal of him from any such position;

                   (iii) a diminution in the Executive's duties or the assignment to the Executive of duties which are materially inconsistent with his duties or which impair the Executive's ability to function as the Chairman and Chief Executive Officer of the Company;

                   (iv) the failure to continue the Executive's participation in any incentive compensation plan unless a plan providing a substantially similar compensation is substituted;

                   (v) the relocation of the Company's principal office to a location more than 50 miles from Houston, Texas, or the relocation of the Executive's own office location to a location other than as determined by the Executive;

                   (vi) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor (or, the ultimate parent of any successor where applicable) to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction;

                   (vii) any act or failure to act by the Board of Directors of the Company which would cause Executive (A) not to be reelected or to be removed from the position of Chief Executive Officer or position of the Chairman of the Board of Directors or (B) not to be elected or reelected as a director by the shareholders of the Company at any meeting held for that purpose or by written ballot of shareholders of the Company;

                  (viii) upon written election by Executive, the failure of the Company (or by any successor-in- interest) to perform or otherwise breach any of its obligations under this Agreement. Such election may be made by Executive at any time within six (6) months after the last occurrence of the act or commission which Executive deems to be a breach of this Agreement; or

                   (ix) upon written election by Executive within one year after the date an event constituting a Change in Control shall have occurred.

             (m) "Disability" shall mean the Executive's physical or mental inability to perform substantially his duties and responsibilities under this Agreement for a period of 180





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consecutive days as determined by an approved medical doctor. For this purpose an approved medical doctor shall mean a medical doctor selected by the Company and the Executive. If the Parties cannot agree on a medical doctor, each Party shall select a medical doctor and the two doctors shall select another medical doctor who shall be the sole medical doctor for this purpose.

             (n)   "Stock" shall mean the Common Stock of the Company

             (o) "Subsidiary" of the Company shall mean any corporation or other entity of which the Company owns, directly or indirectly, 50% or more of the Voting Stock.

             (p) "Tax Counsel" for purposes of this subsection 12(d) shall refer to an independent law firm that is nationally recognized and that is selected by the Auditors.

             (q)   "Term of Employment" shall mean the period specified in
Section 2 below.

             (r) "Trading Day" is a day on which the Stock is traded on the American Stock Exchange or any successor principal national securities exchange or the over the counter market on which the Company's shares are traded.

             (s) "Voting Stock" shall mean capital stock of any class or classes having the power to vote under ordinary circumstances, in the absence of contingencies, in the election of directors.

         2.  Term of Employment.

         The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing October 1, 1996 and ending at the close of business on September 30, 2001 (the "Expiration Date"), provided that on each October 1st of every succeeding year after October 1, 1996, the then Expiration Date shall be extended automatically for an additional one year term unless ten (10) days prior to such October 1st, a notarized written notice of expiration is given by Company in writing to Executive and delivered personally to him and by certified mail to his place of notice set forth in Article 31 hereof. The term specified in the first sentence of this Section 2 is subject to earlier termination in accordance with
Section 12 of this Agreement.

         3.  Position, Duties and Responsibilities.

             (a) During the Term of Employment, the Executive shall be employed as the Chairman of the Board of Directors and Chief Executive Officer of the Company and be responsible for the general management of the affairs of the Company. The Executive shall also be a member of the Executive Committee of the Board of Directors. The Executive, in carrying out his duties under this Agreement, shall report to the Board.

             (b) The Executive shall devote such time as is, in his opinion, reasonably necessary for the performance of his responsibilities and duties hereunder. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the





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boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations,
(ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs.

             (c) The Company acknowledges that, from the commencement of his employment, Executive has maintained his principal residence in Palm Beach, Florida, and maintains residences elsewhere. Executive, as a condition to his employment, is entitled to perform his responsibilities and duties hereunder from offices in or near his places of residence.

         4.  Base Salary.

         The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $325,000.00. Effective October 1, 1997, the Base Salary shall be increased to $575,000.00. The Base Salary shall be reviewed no less frequently than annually for increase in the discretion of the Board and its Compensation Committee.

         5.  Annual Incentive Awards.

         The Executive shall participate in all annual incentive award programs, including, without limitation, the following:

             (a) Annual Cash Bonus. The Company shall pay to Executive an Annual Cash Bonus each fiscal year equal to the following: seven (7) percent of the quantity which is the excess of the Cash Flow of the Company and its Affiliates in that fiscal year above fifteen (15) percent of the Average Stockholder's Equity in that fiscal year. For fiscal years commencing on and after October 1, 1999, the term "seven (7) percent" in the preceding sentence shall be replaced with "six (6) percent.". The Annual Cash Bonus shall be paid no later than 135 calendar days following the end of the respective fiscal year.

             (b) Stock Options and Stock Grant Awards. The Company may award stock options and stock grants from time to time as it deems appropriate.

             (c) General. The Executive shall be eligible to participate in other annual or long-term incentive programs of the Company on the same basis as other senior-level executives of the Company.

             (d) Special Bonus. The Company may from time to time provide a special non-recurring cash or stock-based bonus for certain extraordinary specific developments that materially enhance the value of the Company.

             (e) Confirmation. The Company acknowledges that Executive has previously been awarded stock options and stock grants that are fully vested as identified in Schedule 5.1 and Company reaffirms herein its contractual commitments in those agreements. The terms of the stock option agreements in
Schedule 5.1 shall continue to apply and be





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construed so as not to change or modify any rights of Executive set forth therein. The Company acknowledges that Executive also has previously been awarded stock options that are not fully vested as identified in Schedule 5.1 and Company reaffirms herein its contractual commitments in those agreements. Notwithstanding any provision in any stock option agreement or plan to the contrary, Company agrees that all outstanding stock options granted or to be granted Executive may be assigned by Executive to any third party, subject only to whatever requirements or restrictions that may be relevant under the applicable securities laws. Company agrees to undertake all steps (including registration with the SEC), if necessary to permit Executive to make such assignments if so desired.

         6.  Executive Benefit Programs.

         Executive shall be entitled to participate in all Executive pension and welfare benefit plans and programs made available to the Company's senior level executives or to its executives generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other Executive welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. The Executive shall be entitled to participate in all such programs and plans on a basis that is no less favorable than any other person. With respect to any post-retirement welfare benefits, Executive shall be entitled to participate on a basis no less favorable than that of any other person provided that for this purpose the Executive's period of employment shall be deemed to be the period necessary to obtain the maximum level of such benefits.

         7.  Life Insurance and Benefits.

         The Company shall provide life insurance coverage for the benefit of Executive as set forth in Schedule 7.1 hereto.

         8.  Disability Benefits

         The Company shall provide disability insurance coverage for the benefit of Executive as set forth in Schedule 8 hereto.

         9.  Reimbursement of Business and Other Expenses; Perquisites.

             (a) The Executive is authorized to incur reasonable expenses as determined in his judgment in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company. All expenses reimbursed shall be subject to documentation and review in accordance with the Company's policy; the Company shall have one (1) year from the close of the fiscal year in which the expenses were reimbursed to review such expenses and, thereafter, expenses reimbursed will be presumed conclusively to





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be reimbursable.  In no event will the review of expenses result in an adjustment unless the aggregate amount of adjustment in a fiscal year exceeds $15,000. Company's sole and exclusive remedy with respect to any act or omission relating to the reimbursement of expenses shall be an accounting under the provisions of this paragraph and in no way may Company seek any other remedy (including, but not limited to, termination).

             (b) Executive shall be entitled to participate in any of the Company's executive fringe benefits in accordance with the terms and conditions of such arrangements as are made available from time to time for the Company's executives on a basis no less favorable than any other executive.

             (c) Executive shall be entitled to establish Company paid office(s) for his use at or near his principal residence, and/or at any other residence maintained by him. Executive shall be entitled to employ at the Company's expense such number of administrative assistants at appropriate compensation levels as considered necessary by him.

             (d)   In all events, the Company shall:

                   (i) pay for any club membership fees (including any bond requirement) and luncheon clubs as the Executive determines are appropriate to his carrying out his duties hereunder;

                   (ii) provide the Executive with a car (including insurance, repair and maintenance) and driver trained in security techniques if needed for his use;

                   (iii) provide the Executive with personal financial (including tax) counseling by a firm to be chosen by the Executive; and

                   (iv) provide the Executive with a security system or security coverage at the job location, at his residence or otherwise if reasonably requested by Executive.

                   (v) The Company shall, at Company expense, make available to the Executive Company aircraft for business and personal use at his discretion, such use to be subject to income imputation rules pursuant to applicable Internal Revenue Service regulations. To the extent applicable and not otherwise a qualified business expense, the Company shall provide Executive with tax gross-up payments with respect to any taxes incurred on any commutation between a business location and his residences be so that all such taxes shall not be borne by Executive. It is recognized that some of the Executive's travel by Company aircraft may be required for security purposes and, as such, will constitute business use of the aircraft.

                   (vi) The Company shall provide the Executive with a personal Umbrella policy in the amount of $5,000,000.

                   (vii) Items (i) thru (vi) shall be reviewed annually with the Chairman of the Compensation Committee





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             (e)   It is the intention of the Company that the Executive shall, after taking into account any taxes on reimbursements or other benefits under this Section 9, be kept whole with respect to such reimbursement or other benefit. Accordingly, to the extent the Executive is taxable on any such reimbursements or benefits, the Company shall pay the Executive in connection therewith an amount which after all taxes incurred by the Executive on such amount shall equal the amount of the reimbursement or benefit being provided

         10. Vacation.

         The Executive shall be entitled to six weeks paid vacation per year. Vacation shall be taken each fiscal year and, if not taken within six (6) months after the end of the fiscal year, shall not be carried forward thereafter without Board approval.

         11. Life Insurance for Company's Benefit.

         The Company in its discretion may apply for and procure as owner and for its own benefit, insurance on the life of the Executive, in such amount and in such forms as the Company may choose. The Executive shall have no interest whatsoever in any such policy or policies, but, at the request of the Company, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which the Company has applied for insurance.

         12. Termination of Employment.

             (a) This Agreement may be terminated prior to the Expiration Date provided that the amounts and obligations set forth in this Section are paid and performed by Company and only in the following events:

                   (i) Executive's death;

                   (ii) Executive's Disability;

                   (iii) By Company, for "Cause" as defined in Section 1 of this Agreement;

                   (iv) By Executive, for Constructive Termination Without Cause as defined in Section 1, or by Company for any reason other than that specified in (iii) above; and

                   (v) By Executive, upon written voluntary resignation by a notarized instrument signed personally by Executive to be delivered to the President of the Company or the Chairman of the Compensation Committee (or, his designate), provided thirty (30) day written notice is given;

provided, however, that any termination shall not be effective unless the amounts and obligations of Company are paid and performed as required by the provisions of this Section 12.





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             (b)   In the event that Executive's employment is terminated on
the basis of events in Section 12(a)(i), (ii) or (iv), Executive (or his estate or his beneficiaries as the case may be) shall be entitled to receive within thirty (30) days, upon occurrence of such event, the following:

                   (i) The greater of (x) all Base Salary which would have been payable through the Expiration Date as if such date were the termination date, or (y) three (3) times the then current Base Salary.

                   (ii) The greater of (w) all Annual Cash Bonus calculated under Section 5(a) which would have been payable through the Expiration Date as if such date were the termination date, or (x) three (3) times the highest "bonus" paid during the last three fiscal years prior to termination (for this purpose, "bonus" shall include any Annual Cash Bonus and other cash bonus, and shall also include the fair market value of any grants of stock awards or stock options valued on a Black-Scholes basis at a 40% volatility without regard to any vesting or other restrictions) or (y) three (3) times the highest Annual Cash Bonus calculated under Section 5(a) for each of the three previous fiscal years prior to termination, regardless of whether that amount was in fact paid. For purposes of making the lump sum calculation required in the preceding sentence, the future amounts of the Annual Cash Bonus shall be based on the Annual Cash Bonus which would have been payable based on the last fiscal year's results and the amount due in the case of (w) under the preceding sentence shall be adjusted each year to reflect the Annual Cash Bonus based on actual results that would have been payable, all such calculations to be made by the Auditors. Any additional amounts due in future years shall be paid in cash within ninety (90) days of the respective fiscal year-end.

                   (iii) Any restricted stock outstanding, whether or not vested, shall become immediately and fully vested and transferable to the full extent possible at the time of termination.

                   (iv) Any outstanding stock option (including any reload rights contained therein) of any kind whatsoever shall become immediately and fully vested and transferable to the full extent possible at the time of termination without regard to any contingencies or conditions specified therein, for the remainder of the original term of the option.

                   (v) Any amounts earned, accrued or owing to Executive but not yet paid, including any and all obligations to be performed following termination under Sections 6-9. Executive, or his designee, shall be entitled to continue to receive all the benefits set forth in
         Section 6-9 through the later of: (1) Expiration Date as if no termination occurred, or (2) three-years from the date of termination

                   (vi) Continued participation in medical, dental and life insurance coverage until Executive receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis) or death of the later of Executive





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         or his spouse; provided that (x) if the Executive is precluded from continuing his participation in any Executive benefit plan or program as provided in this clause (vi) of this Section 12(b), he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause, (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (z) payment of such after-tax economic equivalent shall be made quarterly in advance;

                   (vii) Other or additional benefits in accordance with applicable plans or programs of the Company.

                   (viii) In the event that the termination is related to a Change in Control (or there is some other basis for termination as well as a basis related to a Change in Control), then, in addition to the items listed in (i) through (vii) above, Executive shall be entitled, upon his election to terminate because of a Change in Control, to receive in lieu of the exercise of any such number of outstanding options as selected by Executive an amount of cash in exchange therefor in an amount equal to (x) the excess of the Change in Control Price over the exercise price of the options per share of common stock, multiplied by (y) the number of options selected by Executive. If Executive is entitled to reload options, his right to reload options shall be preserved and the number of such reload options in the continuing entity shall be adjusted to represent in the continuing entity the same percentage of the total shares and options of the Company outstanding immediately prior to the Change of Control. In lieu of retaining all or a portion of any reload options, Executive shall, upon his election to terminate because of a Change in Control, be entitled to monetize such reload options as he selects and receive in lieu thereof an amount of cash equal to the value of the selected reload options computed on a Black Scholes basis using the following assumptions: (i) a 40% volatility, (ii) a 10 year option term, (iii) a stock price equal to the greater of the Change in Control Price or the closing stock price on the date the election is made to terminate because of a Change in Control and (iv) and no other restrictions on exercise. Notwithstanding anything to the contrary, in addition, Executive shall be entitled to an amount of cash equal to one dollar less than the amount that would constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Section 280 Amount") in lieu of the amounts that would be payable to Executive under 12(b)(i) and 12(b)(ii) of this Section 12 if such Section 280 Amount is greater than the sum of the amounts under 12(b)(i) and 12(b)(ii). In addition, Executive shall be entitled to be granted additional options immediately exercisable for five years to acquire a number of shares of common stock equal to the highest number of options granted during any fiscal year during the period comprising the then current fiscal year, and the three fiscal years preceding such termination at an exercise price per share equal to the average closing price per share of Stock during the twenty trading days prior to the event which resulted in the triggering of the Change in Control.





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             (c)   In the event Executive's employment is terminated on the
basis of events in Sections 12(a)(iii) or (v), Executive shall be entitled to receive within (60) days, upon occurrence of such event, the following:

                   (i) Base Salary through the date of the termination.

                   (ii) All Annual Cash Bonus calculated under Section 5(a) (and pro-rated for the relevant part of the fiscal year) which would have been payable through the date of termination; such amount shall be estimated based on the last fiscal year's results and adjusted later based on actual results, all such calculations to be performed by the Auditors. Any additional amounts to be paid shall be paid within ninety (90) days of the end of the respective fiscal year-end.

                   (iii) All restricted stock that has vested on or prior to the date of termination.

                   (iv) Any outstanding stock option (including any reload rights contained therein) of any kind whatsoever vested on or prior to the date of termination, for the remainder of the original term of the option.

                   (v) Any amounts earned, accrued or owing to the Executive but not yet paid, including any and all obligations to be performed following termination under Sections 6-9.

                   (vi) Other or additional benefits in accordance with applicable plans of programs of the Company.

             (d) In the event that Executive becomes entitled to any payments provided under Section 12 (the "Agreement Payments") and in the event that any of the Agreement Payments are subject to the tax (the "Excise Tax") imposed by
Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay or cause to be paid to Executive at the time specified in this subsection an additional amount ( the "Gross-up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the Gross-up Payment provided for this subsection, but before deduction for any federal, state or local income tax on the Agreement Payments, shall be equal to the Total Payments. To the extent that the Excise Tax is amended or modified, or any similar tax is hereinafter imposed, the provisions of this subsection shall be applied mutatis mutandis to effect the same desired result of providing Executive net of such additional taxes the benefits of the payments in Section 12.

         For purposes of determining whether any of the Agreement Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person) (which, together with the Agreement Payments, shall constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of Tax Counsel selected by the Auditors such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of
(1) the total amount of the Total Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i), above), and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

         For purposes of determining the amount of the Gross-up payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made and the applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. . In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make or cause to be made an additional Gross-up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

         The Gross-up Payment or portion thereof provided for above shall be paid not later than the thirtieth (30) day following payment of any amounts under Section 12; provided, however, that if the amount of such Gross-up payment or portion thereof cannot be finally determined on or before such day, the Company shall pay or cause to be paid to Executive on such day an estimate, as determined by the Auditors, of the minimum amount of such payments and shall pay or cause to be paid the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the forty-fifth day after payment of any amounts under Section 12. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan to Executive, repayable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

             (e) No Mitigation: No Offset. In the event of any termination of employment under this Section 12, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Section 12.

             (f) Nature of Payments. Any amounts due under this Section 12 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

         13. Confidentiality.

             (a) During the Term of Employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the Term of Employment, including but not limited to records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an Executive of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information; provided, however, that no trade secret or proprietary or confidential information shall be required to be treated as such to the extent such portions of such information are or become generally available to the public other than as a result of a disclosure by Executive or other Company representative bound by an agreement or duty of confidentiality.

         14. Indemnification.

             (a) Defined Terms. For purposes of Sections 14 through 19 inclusive, the following terms shall have the meaning given here:

                   (i) "Corporate Status" shall mean the status of a person who is or was a director, officer or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, executive benefit plan or other enterprise which such person is or was serving at the express written request of the Company.

                   (ii) "Disinterested Director" shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by the Executive.

                   (iii) "Enterprise" shall mean the Company and any other corporation, partnership, joint venture, trust, executive benefit plan or other enterprise which the Executive is or was serving as a director, officer or fiduciary at the express written request of the Corporation.

                   (iv) "Expenses" shall include all reasonable attorneys' fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, appealing, settling, investigating or being or preparing to be a witness in a Proceeding.

                   (v) "Good Faith" shall mean the Executive's having acted in good faith and in a manner the Executive reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal Proceeding, having had no reasonable cause to believe his conduct was unlawful.

                   (vi) "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither presently is, and has not in the past five (5) years has been, retained to represent: (i) the Company or Executive in any matter material to either party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Executive in an action to determine the Executive's rights under this Agreement.

                   (vii) "Proceeding" includes any action, suit arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other actual, threatened or completed proceeding, whether civil, criminal, administrative or investigative, other than one initiated by the Executive.

             (b) In General. In connection with any Proceeding involving acts or omissions occurring on or subsequent to January 6, 1987, the Company shall indemnify and advance Expenses to the Executive as provided in this Agreement to the fullest extent permitted by applicable law in effect on the Effective Date and to such greater extent as applicable law may thereafter from time to time permit.

             (c) Proceedings Other Than Proceedings by or in the Right of Company. If, by reason of the Executive's Corporate Status, the Executive is or is threatened to be made a party to any Proceeding other than a Proceeding by or in the right of the Company, the Company shall indemnify the Executive against Expenses, judgments, penalties, fines and amounts paid in settlement or actually and reasonably incurred by the Executive or on the Executive's behalf in connection with such Proceeding or any claim, issue or matter therein if the Executive acted in Good Faith.

             (d) Proceedings by or in the Right of Company. If, by reason of the Executive's Corporate Status, the Executive is, or is threatened to be made a party to any Proceeding brought by or in the right of the Company to procure a judgment in its favor, the Executive shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement, or actually and reasonably incurred by the Executive or on the Executive's behalf in connection with such Proceeding or any claim, issue or matter therein if the Executive acted in Good Faith. Notwithstanding the foregoing, no such indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which the Executive shall have been adjudged to be liable to the Company if applicable law prohibits such indemnification; provided, however, that if applicable law so permits, indemnification shall nevertheless be made by the Company in such event if and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding shall have been brought or is pending shall determine.

             (e) Indemnification of a Party who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that the Executive is, by reason of the Executive's Corporate Status, a party to and is successful on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding the Company shall indemnify the Executive against all Expenses, judgments, penalties, fines and amounts paid in settlement, or actually and reasonably incurred by the Executive or on the Executive's behalf in connection with each successfully resolved claim, issue or matter, except as permitted by law. For purposes of this paragraph (e) and without limitation, the termination of any claim, issue or matter, in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter, so long as there has been no finding (either adjudicated or pursuant to this Section
14) that the Executive did not act in Good Faith.

             (f) Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that the Executive is, by reason of the Executive's Corporate Status, a witness in any Proceeding, the Executive shall be indemnified against all Expenses actually and reasonably incurred by the Executive or on the Executive's behalf in connection therewith.

             (g) Successors. The indemnification and advancement of expenses provided by, or granted pursuant to, this Agreement shall continue as to the Executive and shall inure to the benefit of the heirs, executors and administrators of the Executive.

         15. Advancement of Expenses.

         Notwithstanding any provision to the contrary in this Agreement, the Company shall advance all reasonable Expenses, which, by reason of the Executive's Corporate Status, were incurred by or on behalf of the Executive in connection with any Proceeding, within twenty (20) days after the receipt by the Company of a statement or statements from the Executive requesting such advance or advances, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by the Executive and shall include or be preceded or accompanied by an undertaking by or on behalf of the Executive to repay any Expenses if it shall ultimately be determined that the Executive is not entitled to be indemnified against such Expenses. Any advance and undertakings to repay pursuant to this Section 15 shall be unsecured and interest-free.

         16. Procedures for Determination of Entitlement to Indemnification.

             (a) Initial Request. To obtain indemnification under this Agreement, the Executive shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to the Executive and which is reasonably necessary to determine whether and to what extent the Executive is entitled to indemnification. The Secretary of the Company shall promptly advise the Board in writing that the Executive has requested indemnification .

             (b) Method of Determination. If required by applicable law, a determination with respect to the Executive's entitlement to indemnification shall be made as follows;

                   (i) if a Change in Control has occurred, unless the Executive shall request in writing that such determination be made in accordance with paragraph (b) (ii) of this Section 16, the determination shall be made by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Executive;

                   (ii) if a Change in Control has not occurred the determination shall be made by the Board by a majority vote of a quorum consisting of Disinterested Directors. In the event that a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, the determination shall be made by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Executive.

             (c) Selection. Payment and Discharge of Independent Counsel. In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 16(b) of this Agreement, the Independent Counsel shall be selected, paid and discharged in the following manner:

                   (i) If a Change in Control has not occurred the Independent Counsel shall be selected by the Board and the Company shall give written notice to the Executive advising the Executive of the identity of the Independent Counsel so selected.

                   (ii) If a Change in Control has occurred, the Independent Counsel shall be selected by the Executive (unless the Executive shall request that such selection be made by the Board, in which event clause (i) of this Section shall apply), and the Executive shall give written notice to the Company advising it of the identity of the Independent Counsel so selected.

                   (iii) Following the initial selection described in clauses
         (i) and (ii) of this Section 16(c), the Executive or the Corporation, as the case may be, may, within seven (7) days after such written notice of selection has been given, deliver to the other party a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is made, the Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit.

                   (iv) Either the Company or the Executive may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction if the parties have been unable to agree on the selection of Independent Counsel within twenty (20) days after submission by the Executive of a written request for indemnification pursuant to Section 16(a) of this Agreement. Such petition may request a determination whether an objection to the party's selection is without merit and/or seek the appointment as Independent Counsel of a person selected by the Court shall designate. A person so appointed shall act as Independent Counsel under Section 16(b) of this Agreement.

                   (v) The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to this Agreement, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 16(c), regardless of the manner in which such Independent Counsel was selected or appointed.

                   (vi) Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 18(b) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

             (d) Cooperation. The Executive shall cooperate with the person, persons or entity making the determination with respect to the Executive's entitlement to indemnification under this Agreement, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Executive and reasonably necessary to, such determination. Any costs or expenses (including attorneys' fees and disbursements) incurred by the Executive in so cooperating with the person, persons or entity making such determination shall be borne by the Company(irrespective of the determination as to the Executive's entitlement to indemnification) and the Company hereby indemnifies and agrees to hold the Executive harmless therefrom.

             (e) Payment. If it is determined that the Executive is entitled to indemnification, payment to the Executive shall be made within ten (10) days after such determination.

         17. Presumption and Effect of Certain Proceedings.

             (a) Burden of Proof. In making a determination with respect to entitlement of indemnification hereunder, the person or persons or entity making such determination shall presume that the Executive is entitled to indemnification under this Agreement if the Executive has submitted a request for indemnification in accordance with Section 16(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any person, persons or entity of any determination contrary to that presumption.

             (b) Effect of Other Proceedings. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this

Agreement) of itself adversely affect the right of the Executive to indemnification or create a presumption that the Executive did not act in Good Faith.

             (c) Reliance as Safe Harbor. For purposes of any determination of Good Faith, the Executive shall be deemed to have acted in Good Faith if the Executive's action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to the Executive by the officers of the Enterprise in the course of their duties, or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. The provisions of this Section 17(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Executive may be deemed to have met the applicable standard of conduct set forth in this Agreement.

             (d) Actions of Others. The knowledge and/or actions, or failure to act, of any director, officer, agent or Executive of the Enterprise shall not be imputed to the Executive for purposes of determining the right to indemnification under this Agreement.

         18. Remedies of the Executive.

             (a) Application. This Section 18 shall apply in the event of a dispute. For purposes of this Section, "Dispute" shall mean any of the following events:

                   (i) a determination is made pursuant to Section 16 of this Agreement that the Executive is not entitled to indemnification under this Agreement;

                   (ii) advancement of Expenses is not timely made pursuant to
         Section 15 of this Agreement;

                   (iii) the determination of entitlement to be made pursuant to Section 16(b) of this Agreement has not been made within ninety
         (90) days after receipt by the Company of the request for indemnification;

                   (iv) payment of indemnification is not made pursuant to
         Section 14(f) of this Agreement within ten (10) days after receipt by the Company of a written request therefor; or

                   (v) payment of indemnification is not made within ten (10) days after a determination has been made that the Executive is entitled to indemnification or such determination is deemed to have been made pursuant to Section 16 of this Agreement.

             (b) Adjudication. In the event of a Dispute, the Executive shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of the Executive's entitlement to such indemnification or advancement of Expenses. Alternatively, the Executive at the Executive's option, may seek an award in arbitration to be conducted by a three person arbitration panel pursuant to the rules then obtaining of the American Arbitration Association. The Executive shall commence such proceeding seeking an adjudication or an award in arbitration within one hundred eighty (180) days following the date on which the Executive first has the right to commence such proceeding pursuant to this Section 18(b). The Company shall not oppose the Executive's right to seek any such adjudication or award in arbitration.

             (c) De Novo Review. In the event that a determination shall have been made pursuant to Section 16 of this Agreement that the Executive is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 18 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and the Executive shall not be prejudiced by reason of that adverse determination. In any such proceeding or arbitration, the Company shall have the burden of proving that the Executive is not entitled to indemnification or advancement of Expenses, as the case may be.

             (d) Company Bound. If a determination shall have been made or deemed to have been made pursuant to Section 16 of this Agreement that the Executive is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration absent (i) a misstatement by the Executive of a material fact, or a failure to disclose facts which would make Executive's statement not materially misleading, in connection with the request for indemnification or (ii) a prohibition of such indemnification under applicable law.

             (e) Procedures Valid. The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this
Section 18 that the procedures and presumptions of Sections 16 and 17 are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrators that the Company is bound by all the provisions of this Agreement.

             (f) Expenses of Adjudication. In the event that the Executive, pursuant to this Section 18, seeks a judicial adjudication of or an award in arbitration to enforce the Executive's rights under, or to recover damages for breach of, this Agreement, the Executive shall be entitled to recover from the Corporation, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by the Executive in such adjudication or arbitration, but only if and to the extent that the Executive prevails therein.

         19. Non-Exclusivity, Subrogation.

             (a) Non-Exclusivity. The rights of Executive to be indemnified and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Executive may at any time be entitled under applicable law, the Certificate of Incorporation, the By-Laws, any agreement, a vote of stockholders, a resolution of directors or otherwise. No amendment, alteration, rescission or replacement of this Agreement or any provision hereof shall be effective as to the Executive with respect to any action taken or omitted by such the Executive in the Executive's Corporate Status prior to such amendment, alteration, rescission or replacement.

             (b) Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

             (c) No Duplicative Payment. The Company shall not be liable under this Agreement to make any payment of amounts otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

         20. Director and Officer Insurance.

         The Company agrees to continue and maintain a directors and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

         21. Effect of Agreement on Other Benefits.

         Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the executive benefit and other plans or programs in which senior executives of the Company are eligible to participate, or restrict Executive from the benefits of any other agreements.

         22. Assignability: Binding Nature.

         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, by written contract. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits.

         23. Representation.

         The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it or and any other person, firm or organization. The Executive represents that he knows of no agreement between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

         24  Entire Agreement.

         This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. This Agreement hereby amends and replaces the Amended Employment Agreement effective October 1, 1996.

         25. Amendment or Waiver.

         No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

         26. Severability.

         In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         27. Survivorship.

         The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement.

         28. Beneficiaries/References.

         The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

         29. Governing Law/Jurisdiction.

         This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware without reference to principles of conflict of laws.

         30. Resolution of Disputes.

         Any disputes arising under or in connection with this Agreement (including any action by Executive to enforce compliance or specific performance with respect to this Agreement), shall at the election of the Executive or the Company, be resolved by binding arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association before three arbitrators. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Nothing herein shall preclude either party from seeking provisional remedies in aid of arbitration, such as a preliminary injunction, from a court of competent jurisdiction. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys' fees of both Parties, shall be borne by the Company. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this Agreement consistent with past practice and all benefits to which the Executive is entitled at the time the dispute arises.

         31. Notices.

         Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:
         Nabors Industries, Inc.
         515 West Greens Road, Suite 1200
         Houston, Texas  77067

Attention:   President

If to the Executive:
         Mr. Eugene M. Isenberg
         Two North Breakers Row, Apt. 25-S
         Palm Beach, Florida  33480


         32. Headings.

         The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         33. Counterparts.

         This Agreement may be executed in two or more counterparts.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.




                                            Nabors Industries, Inc.



                                         By: /s/ JACK WEXLER
                                            ---------------------------------
                                            Jack Wexler

                                            /s/ EUGENE M. ISENBERG
                                            ---------------------------------
                                            Eugene M. Isenberg





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